For the fiscal period ended (a) 6/30/99
File number (c) 811-2992



                        SUB-ITEM 77M
                           Mergers


      On January 22, 1999, Prudential National Municipals Fund, Inc. (The Registrant), acquired all the net assets of Prudential Municipal Series Fund (Maryland and Michigan Series) and Prudential Municipal Bond Fund (Intermediate Series) pursuant to a plan of reorganization approved by Prudential Municipal Series Fund (Maryland and Michigan Series) and Prudential Municipal Bond Fund (Intermediate
Series)    shareholders   on   January   14,   1999.     The
reorganization  was  approved  by  the  Directors   of   the
Registrant on August 26, 1998 but did not require the approval of the Registrant's shareholders. The acquisition was accomplished on January 22, 1999, by a tax-free exchange of Class A, Class B, Class C and Class Z shares of Prudential National Municipals Fund, Inc. for the net assets of Prudential Municipal Series Fund (Maryland and Michigan Series) and Prudential Municipal Bond Fund (Intermediate Series).